FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc.	The Trout Group

C. Eric Winzer Chad Rubin (Investors)

Executive Vice President & Chief Financial Officer Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Tel: (646) 378-2947

AVALON PHARMACEUTICALS RECEIVES NASDAQ DEFICIENCY NOTICE

GERMANTOWN, MD—September 26, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that on September 24, 2008 it received a Deficiency Notice from The NASDAQ Stock Market, LLC notifying the Company that it is not in compliance with NASDAQ Marketplace Rule 4450(a)(5)because the Company’s common stock failed to close above the minimum bid price of $1.00 per share for 30 consecutive business days. This notification has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.

In accordance with Marketplace Rule 4450(e)(2), Avalon will have 180 calendar days, or until March 23, 2009, to regain compliance with the minimum $1.00 share bid price requirement. If at any time before March 23, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with NASDAQ’s minimum bid price requirements. If the Company does not regain compliance with NASDAQ’s minimum bid price requirements by March 23, 2009, NASDAQ will notify the Company that its common stock will be delisted from The NASDAQ Global Market.

In the event the Company receives notice that its common stock is being delisted from The NASDAQ Global Market, the NASDAQ Marketplace Rules permit the Company to appeal the delisting to a NASDAQ Listing Qualifications Panel. Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c), except for the minimum bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the minimum bid price requirement in order to remain on The NASDAQ Capital Market.

About Avalon Pharmaceuticals

Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics. AvalonRx® is the company’s proprietary platform which is based on large-scale biomarker identification and monitoring, used to discover and develop therapeutics for pathways that have historically been characterized as “undruggable.”  Avalon is headquartered in Germantown, MD.

Forward Looking Statements

This announcement may contain forward-looking statements that involve risks and uncertainties. Such statements are based on certain assumptions and actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2007 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.